Exhibit 99.2

Fifth Avenue Place
600, 425 – 1 Street SW
Calgary AB T2P 3L8
Canada

Tel: 403-648-3200
Fax: 403-265-0862
www.deloitte.ca

January 26, 2012

Ramshorn Canada Investments Limited

2800, 500 – 4th Avenue SW

Calgary, Alberta

T2P 2V6

Attention: Mr. Mike Read

RE:	Ramshorn Canada Investments Limited Reserve estimation and economic evaluation

At your request and authorization, Deloitte & Touche LLP (“AJM Deloitte”) has prepared an independent evaluation of certain oil and gas assets of Ramshorn Canada Investments Limited (“Ramshorn”) in the Coles Lake area of British Columbia effective December 31, 2011.

This report has been prepared for the exclusive use of Ramshorn Canada Investments Limited and no part thereof shall be reproduced, distributed or made available to any other person, company, regulatory body or organization without the complete content of the report and the knowledge and consent of AJM Deloitte.

The evaluation includes an estimate of proved developed producing, total proved and proved plus probable reserves with an associated forecast of the pre-tax present value of future production income from the property using AJM Deloitte 2011 12 31 Forecast Pricing. All values are in Canadian dollars unless specified. This report documents the results of the evaluation with the following tables summarizing the total corporate reserves and value:

•	Table 1 – summary of total corporate reserves and value using forecast prices and costs, and

•	Table 2- reserves reconciliation.

The oil and gas reserves calculations and income projections, upon which this report is based, were estimated in accordance with the Canadian Oil and Gas Evaluation Handbook (COGEH). The Evaluation Procedure section included in this report details the reserves definitions, price and market demand forecasts and general procedure used by AJM Deloitte in its determination of this evaluation. The extent and character of ownership and all factual data supplied by Ramshorn Canada Investments Limited were accepted as presented (see Representation Letter attached within).

This report contains forward looking statements including expectations of future production and capital expenditures. Information concerning reserves may also be deemed to be forward looking as estimates imply that the reserves described can be profitably produced in the future. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause the actual results to differ from those anticipated. These risks include, but are not limited to: the underlying risks of the oil and gas industry (i.e. operational risks in development, exploration and production; potential delays or

Ramshorn Canada Investments Limited

Reserve estimation and economic evaluation

changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserves estimates; the uncertainty of estimates and projections relating to production, costs and expenses, political and environmental factors), and commodity price and exchange rate fluctuation. Present values for various discount rates documented in this report may not necessarily represent fair market value of the reserves.

This report also includes a price sensitivity run with the AJM Deloitte SEC 12 month average December 1, 2011 price forecast.

A Boe conversion ratio of 6 Mcf: 1 barrel has been used within this report. This conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

No value has been assigned in this evaluation for non-reserve lands.

It has been a pleasure to perform this evaluation for you, and we trust it is sufficient to meet your current requirements. Should you have any questions, please contact our office.

Yours truly,

Original signed by: “Robin G. Bertram”

Robin G. Bertram, P. Eng.

Associate Partner

/ct

TABLE 1

Ramshorn Canada Investments Limited

DETAILED ECONOMIC SUMMARY

AJM Deloitte December 31, 2011 Forecast Pricing (CAD)

Effective December 31, 2011				Canada
		PDP	PDNP	PUD	TP	PB	P+P	Possible	P+P+P
Sales Gas	MMcf
Ultimate Remaining		7,495.9	2,163.4	27,126.0	36,785.3	54,000.0	90,785.3	68,587.3	159,372.6
WI Before Royalty		7,495.9	2,163.4	27,126.0	36,785.3	54,000.0	90,785.3	68,587.3	159,372.6
WI After Royalty		6,556.9	1,663.3	21,787.4	30,007.6	41,209.3	71,216.9	50,846.6	122,063.5
Royalty Interest		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total Net		6,556.9	1,663.3	21,787.4	30,007.6	41,209.3	71,216.9	50,846.6	122,063.5

MBOE	Mboe
Ultimate Remaining		1,249.3	360.6	4,521.0	6,130.9	9,000.0	15,130.9	11,431.2	26,562.1
WI Before Royalty		1,249.3	360.6	4,521.0	6,130.9	9,000.0	15,130.9	11,431.2	26,562.1
WI After Royalty		1,092.8	277.2	3,631.2	5,001.3	6,868.2	11,869.5	8,474.4	20,343.9
Royalty Interest		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total Net		1,092.8	277.2	3,631.2	5,001.3	6,868.2	11,869.5	8,474.4	20,343.9

Net Present Values—BTAX	M$
Undiscounted		16,600.5	4,510.5	15,014.0	36,125.1	136,033.9	172,158.9	257,591.0	429,750.0
Discounted at 5%		14,351.9	3,466.6	-1,034.5	16,783.9	78,147.8	94,931.7	138,366.7	233,298.4
Discounted at 10%		12,609.3	2,736.8	-10,136.8	5,209.2	46,292.4	51,501.6	82,553.9	134,055.5
Discounted at 15%		11,242.5	2,207.4	-15,327.9	-1,877.9	27,579.8	25,701.9	53,053.1	78,755.0
Discounted at 20%		10,152.2	1,810.9	-18,231.2	-6,268.2	16,011.5	9,743.3	35,946.7	45,690.0

Light & Medium Oil includes Shale Oil. Heavy Oil Includes Ultra Heavy in Alberta and Bitumen. Sales Gas includes Solution gas, Associated and Non- Associated gas, Coalbed Methane, Shale gas and Hydrates.

© Deloitte & Touche LLP and affiliated entities.

Independent petroleum consultants consent

The undersigned firm of Independent Qualified Reserves Evaluators and Auditors of Calgary, Alberta, Canada has prepared an independent evaluation of reserves and future net revenues derived therefrom, of the Petroleum and Natural Gas assets of the interests of Ramshorn Canada Investments Limited according to the Canadian Oil and Gas Evaluation Handbook. If required, these reserves and future net revenues were estimated using forecast prices and costs (before and after income taxes) according to the requirements of National Instrument 51-101 (NI 51-101). The effective date of this evaluation is December 31, 2011.

In the course of the evaluation, Ramshorn Canada Investments Limited provided AJM Deloitte personnel with basic information which included land, well and accounting (product prices and operating costs) information; reservoir and geological studies, estimates of on-stream dates for certain properties, contract information, budget forecasts and financial data. Other engineering, geological or economic data required to conduct the evaluation and upon which this report is based, were obtained from public records, other operators and from AJM Deloitte non confidential files. The extent and character of ownership and accuracy of all factual data supplied for the independent evaluation, from all sources, has been accepted.

A “Representation Letter” dated January 24, 2012 and signed by the President was received from Ramshorn Canada Investments Limited prior to the finalization of this report. This letter specifically addressed the accuracy, completeness and materiality of all the data and information that was supplied to us during the course of our evaluation of Ramshorn Canada Investments Limited’s reserves and net present values. This letter is included within.

A field inspection and environmental/safety assessment of the properties was beyond the scope of the engagement of AJM Deloitte and none was carried out. The “Representation Letter” received from Ramshorn Canada Investments Limited provided assurance that no additional information necessary for the completion of our assignment would have been obtained by a field inspection.

The accuracy of any reserve and production estimates is a function of the quality and quantity of available data and of engineering interpretation and judgment. While reserve and production estimates presented herein are considered reasonable, and adhere to the COGE Handbook and NI 51-101 (as applicable), the estimates should be accepted with the understanding that reservoir performance subsequent to the date of the estimate may justify revision, either upward or downward.

Revenue projections presented in this report are based in part on forecasts of market prices, current exchange rates, inflation, market demand and government policy which are subject to uncertainties and may in future differ materially from the forecasts herein. Present values of future net revenues documented in this report do not necessarily represent the fair market value of the reserves evaluated herein.

PERMIT TO PRACTICE

Deloitte & Touche LLP Permit Number: P-11444

The Association of Professional Engineers, Geologists and Geophysicists of Alberta

Certificate of qualification

I, R. G. Bertram, a Professional Engineer, of the 6th Floor, 425 – 1st Street S.W., Calgary, Alberta, Canada hereby certify that:

1.	I am an associate partner of Deloitte & Touche LLP (“AJM Deloitte”), which did prepare an evaluation of certain oil and gas assets of the interests of Ramshorn Canada Investments Limited. The effective date of this evaluation is December 31, 2011.

2.	I do not have, nor do I expect to receive any direct or indirect interest in the properties evaluated in this report or in the securities of Ramshorn Canada Investments Limited.

3.	I attended the University of Alberta and graduated with a Bachelor of Science Degree in Petroleum Engineering in 1985; that I am a Registered Professional Engineer in the Province of Alberta; and I have in excess of twenty six years of engineering experience.

4.	I am a Qualified Reserves Auditor as defined in the Canadian Oil and Gas Evaluation Handbook, Volume 1, Section 3.2.

5.	A personal field inspection of the properties was not made; however, such an inspection was not considered necessary in view of information available from the files of the interest owners of the properties and the appropriate provincial regulatory authorities.

Original signed by: “R. G. Bertram”
R. G. Bertram, P. Eng.

January 24, 2012
Date

Certificate of qualification

I, I. J. Olsen, a Professional Engineer, of the 6th Floor, 425 – 1st Street Avenue S.W., Calgary, Alberta, Canada hereby certify that:

1.	I am an employee of Deloitte & Touche LLP (“AJM Deloitte”), which did prepare an evaluation of certain oil and gas assets of the interests of Ramshorn Canada Investments Limited. The effective date of this evaluation is December 31, 2011.

2.	I do not have, nor do I expect to receive any direct or indirect interest in the properties evaluated in this report or in the securities of Ramshorn Canada Investments Limited.

3.	I attended the University of Alberta and graduated with a Bachelor of Science Degree in Chemical Engineering in 2007; that I am a Registered Professional Engineer in the Province of Alberta; and I have in excess of four years of engineering experience.

4.	A personal field inspection of the properties was not made; however, such an inspection was not considered necessary in view of information available from the files of the interest owners of the properties and the appropriate provincial regulatory authorities.

Original signed by: “I. J. Olsen”
I. J. Olsen, P. Eng.

January 24, 2012
Date

Certificate of qualification

I, L. D. Boyd, a Registered Professional Geologist, of the 6th Floor, 425 – 1st Street S.W., Calgary, Alberta, Canada hereby certify that:

1.	I am an employee of Deloitte & Touche LLP (“AJM Deloitte”), which did prepare an evaluation of certain oil and gas assets of the interests of Ramshorn Canada Investments Limited. The effective date of this evaluation is December 31, 2011.

2.	I do not have, nor do I expect to receive any direct or indirect interest in the properties evaluated in this report or in the securities of Ramshorn Canada Investments Limited.

3.	I attended the University of Calgary and graduated with a Bachelor of Science Degree in Geology in 1976; that I am a Registered Professional Geologist in the Province of Alberta; and I have in excess of thirty five years of geological experience.

4.	A personal field inspection of the properties was not made; however, such an inspection was not considered necessary in view of information available from the files of the interest owners of the properties and the appropriate provincial regulatory authorities.

Original signed by: “L. D. Boyd”
L. D. Boyd, P. Geol.

January 24, 2012
Date